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                                                           Exhibit 23.2

                        Independent Auditors' Consent



     The Board of Directors
     Southside Bancshares Corp.:


     We consent to the use of our report dated February 16, 2001 included herein and incorporated herein by reference, relating to the consolidated financial statements of Southside Bancshares Corp. and subsidiaries (Southside) as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Southside, and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.

     /s/ KPMG LLP

     St. Louis, Missouri
     June 15, 2001